EXHIBIT 99.1


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                                   MOISSANITE
                              CHARLES & COLVARD(TM)



For Immediate Release             Press Contact: Jessica Blue, Richard French
                                  & Associates:  919-832-6300
                                  Investor contact:  Bob Thomas, President
                                  & CEO, Charles & Colvard, Ltd.:  919-468-0399


            Charles & Colvard Raises $6.2 Million in Rights Offering


MORRISVILLE, N.C., February 21, 2001 -- Charles & Colvard, Ltd. (Nasdaq: CTHR) today announced that it has raised approximately $6.2 million in gross proceeds as a result of the exercise by shareholders of rights to purchase common stock at $1.00 per share pursuant to its rights offering that expired on February 16, 2001. The Company will issue an aggregate of 6,246,735 shares of common stock and will have a total of 13,447,714 shares of common stock issued and outstanding as of February 21, 2001. The net proceeds will be used for working capital purposes.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, became a public company in 1997. For more information, please access www.moissanite.com.

This press release contains forward-looking statements that relate to the company's future plans and objectives. These statements are subject to numerous risks and uncertainties, including without limitation the limited operating history upon which the company and its prospects can be evaluated, the need for further development of the company's products, the company's reliance on Cree, Inc. as a developer and supplier of silicon carbide crystals, the small size of the current market for the company's products and uncertainty of market acceptance and demand for such products in the future. These and other risks and uncertainties, which are detailed in the company's filings with the SEC including Forms 10-K and 10-Q, could cause actual results and developments to be materially different from those expressed or implied by any of the forward-looking statements included in this press release.

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